Exhibit 3.2

CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK

HEI, INC.

STATEMENT OF DESIGNATION OF RIGHTS AND PREFERENCES

     The undersigned, Mack V. Traynor, III, Chief Executive Officer and President of HEI, Inc., a Minnesota corporation, does hereby file with the office of the Minnesota Secretary of State a Certificate of Designation fixing rights and privileges of Series A Convertible Preferred Stock of HEI, Inc. pursuant to Minnesota Statutes, Section 302A.401, Subd. 3.

     In connection therewith, the following statements are made:

     1. The name of the corporation is HEI, Inc.

     2. Pursuant to the provisions of Minnesota Statutes, Section 302A.401, Subd. 3, and Article III of the Amended and Restated Articles of Incorporation of HEI, Inc., the resolution attached as Annex A hereto authorizing the establishment of Series A Convertible Preferred Stock, par value $0.05 per share, of HEI, Inc. and fixing the relative rights and preferences thereof was unanimously approved by the Board of Directors of HEI, Inc. at a duly called meeting thereof held on May 4, 2005.

     I swear that the foregoing is true and accurate and that I have authority to sign this document on behalf of HEI, Inc.

Dated: May 9, 2005	HEI, INC.

/S/ Mack Traynor

By Mack V. Traynor, III
Its Chief Executive Officer and President

ANNEX A
TO
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK

HEI, INC.

     RESOLVED, that the following designations with respect to the Company’s previously undesignated shares are hereby made:

Section 1. Shares and Classes Authorized. 167,000 of the Company’s undesignated shares that are authorized by Article III of this Company’s Amended and Restated Articles of Incorporation are hereby designated Series A Convertible Preferred Stock, par value $0.05 per share (hereinafter referred to as “Series A Preferred Shares” or “Series A Preferred”), and the rights and preferences of such Series A Preferred Shares shall be as set forth in Section 2. The term “Common Stock” as used herein shall refer to the shares of this Company’s common stock authorized under Article III of this Company’s Amended and Restated Articles of Incorporation. Common Stock, Series A Preferred Shares and any other capital stock issued by the Company are herein sometimes referred to collectively as “Capital Stock.”

Section 2. Description of Series A Preferred Shares. The rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred Shares or the holders thereof are as follows:

     2.1 Ranking. Series A Preferred Shares shall, with respect to rights on liquidation, dissolution or winding up only, rank senior to shares of Common Stock and any other class or series of Capital Stock issued hereafter. Series A Preferred Shares shall, with respect to all other matters, rank on parity with shares of Common Stock.

     2.2 Voting Rights.

     2.2.1 General Rights. Except as otherwise provided herein or as required by law, each share of Series A Preferred shall entitle the holder thereof to vote on all matters submitted to the shareholders of the Company, voting together as a single class with the holders of shares of Common Stock. In any such vote, each holder of Series A Preferred Shares shall be entitled to a number of votes with respect to each share of Series A Preferred held by such holder equal to the number of shares of Common Stock into which a share of Series A Preferred is then convertible as provided in Section 2.6.

     2.2.2 Separate Vote of Series A Preferred on Changes to Series A Preferred. In addition to any other vote or consent required herein or by law, for so long as at least 41,750 shares of Series A Preferred are outstanding, the affirmative vote or written consent of the holders of a majority of the then outstanding Series A Preferred Shares, voting separately as a single class, shall be necessary for effecting or validating the following actions:

     (a) any amendment or change of the rights, preferences, privileges or powers of the Series A Preferred Shares or any issuance of a class or series of capital stock senior to the Series A Preferred Shares;

     (b) increases or decreases in the authorized number of Series A Preferred Shares;

     (c) declaration or payment of any dividend (other than a dividend payable solely in shares of Common Stock); or

     (d) any amendment of the Company’s Amended and Restated Articles of Incorporation, as may be amended, or Second Amended and Restated Bylaws, as may be amended, that adversely affects the rights of the Series A Preferred Shares.

     2.2.3 No Cumulative Voting. The holders of Series A Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote.

     2.3 Preemptive Rights. The holders of Series A Preferred Stock shall not be entitled to any preemptive rights to acquire shares of any class or series of Capital Stock of the Company.

     2.4 Distributions and Dividends. The holders of Series A Preferred Shares are entitled to dividends from sources legally available when, as and if declared by the Board of Directors. In the event the Company shall, on the Common Stock, declare a dividend or distribution (other than a distribution described in Section 2.5) payable in Common Stock, cash or in any other form, then, in each such case, the holders of Series A Preferred Shares shall be entitled to a proportionate share of any such dividend or distribution as though the holders of the Series A Preferred Shares were the holders of the number of shares of Common Stock into which their Series A Preferred Shares are then convertible as provided in Section 2.6 as of the record date fixed for determination of the holders of Common Stock entitled to receive such dividends or distributions.

     2.5 Liquidation Right and Preference. In the event of the liquidation, dissolution or winding up of this Company, whether voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive out of the assets of this Company an amount equal to $26.00 per share for each outstanding share of Series A Preferred, plus all declared but unpaid dividends thereon to the date of distribution, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Series A Preferred Shares, payable in cash or other property of the Company. The holders of Series A Preferred Shares shall be entitled to receive out of the assets of this Company the amounts to which they are entitled upon liquidation, dissolution or winding up of this Company pursuant to this Section 2.5, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class of shares of this Company ranking junior to Series A Preferred Shares. If, upon any liquidation, dissolution or winding up of this Company, and after provision or payment for the debts and other liabilities of the Company, the assets of this Company are insufficient to pay the holders of Series A Preferred Shares the full amount to which they shall be entitled, the entire remaining assets of the Company shall be distributed ratably to the holders of Series A Preferred Shares in proportion to the full amounts to which they are entitled upon liquidation, dissolution or winding up, and the holders of Common Stock shall in no event be entitled to participate in the distribution of such assets. If, after paying the holders of Series A Preferred Shares the full amount to which they shall be entitled pursuant to this Section 2.5, any assets of the Company remain, then the remaining assets of the Company shall be distributed ratably to the holders of Common Stock only, and the holders of Series A Preferred Shares shall not be entitled to participate in such distribution.

     2.6 Conversion Rights.

     2.6.1 Optional Conversion. The holders of Series A Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

     (a) Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into 10 shares of Common Stock (the “Conversion Amount”), subject to adjustment as provided herein.

     (b) Mechanics of Conversion. In order for a holder of Series A Preferred Shares to convert shares of Series A Preferred into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred, at the office of the Company’s transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of shares of Series A Preferred represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its duly authorized attorney-in-fact in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (“Conversion Date”). The Company shall, as soon as practicable after the Conversion Date, issue and deliver to such holder of Series A Preferred Shares, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with (i) cash in lieu of any fraction of a share in accordance with the terms of Section 2.6.4(a) and (ii) cash in the amount of any declared but unpaid cash dividends on the Series A Preferred Shares surrendered for conversion, if any.

     2.6.2. Automatic Conversion.

     (a) Conversion. Each share of Series A Preferred shall be automatically convertible into shares of Common Stock at the then-effective Conversion Amount on the date on which both (i) (A) the average closing price of the Common Stock, as reported on the exchange or national quotation system on which the Common Stock is then listed, for the immediately preceding 20 consecutive trading days, is equal to or greater than $3.25 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock), and (B) the average daily trading volume of the Common Stock, as reported on the exchange or national quotation system on which the Common Stock is then listed, for such 20 consecutive trading-day period, is equal to or greater than 40,000 shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock), and (ii) there is an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by the holder of the shares of Common Stock issuable upon conversion, or such shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act (the “Automatic Conversion Date”).

     (b) Mechanics of Conversion. The Company shall provide notice to the holders of Series A Preferred Shares of the occurrence of an automatic conversion pursuant to Section 2.6.2(a). Upon receipt of such notice, each holder of Series A Preferred Shares shall surrender his, her or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 2.6.2. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his, her or its duly authorized attorney-in-fact in writing. The Company shall, as soon as practicable after receipt of any certificate or certificates for Series A Preferred Shares, issue and deliver to such holder of Series A Preferred Shares, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with (i) cash in lieu of any fraction of a share in accordance with the terms of Section 2.6.4(a) and (ii) cash in the amount of any declared but unpaid cash dividends on the Series A Preferred surrendered for conversion, if any.

     2.6.3 Certain Adjustments .

     (a) Adjustment for Stock Subdivisions and Combinations. If the Company shall at any time or from time to time after the date on which shares of the Series A Preferred were first issued (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, the Conversion Amount then in effect immediately before that subdivision shall be proportionately increased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding Common Stock without a corresponding combination of the Series A Preferred, the Conversion Amount then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this Section 2.6.3(a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

     (b) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by a holder of the number of shares of Common Stock into which such             shares of Series A Preferred might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

     (c) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Company with or into another company or the sale of all or substantially all of the assets of the Company to another corporation, each share of Series A Preferred shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series A Preferred would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 2.6 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred, to the end that the provisions set forth in this Section 2.6 (including provisions with respect to changes in and other adjustments of the Conversion Amount) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred.

     (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Amount pursuant to this Section 2.6.3, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of

Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Amount then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred.

     (e) Notice of Record Date. In the event:

     (i) that the Company declares a dividend (or any other distribution) on its Common Stock payable in shares of Common Stock or other securities of the Company;

     (ii) that the Company subdivides or combines its outstanding Common Stock;

     (iii) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or

     (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred, and shall cause to be mailed to the holders of the Series A Preferred at their last addresses as shown on the records of the Company or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

     2.6.4 Other Conversion Matters.

     (a) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

     (b) Reservation of Shares. The Company shall at all times when the Series A Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series A Preferred, such number of its duly authorized Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares.

     (c) Treatment of Converted Shares. All shares of Series A Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date or Automatic Conversion Date, as applicable, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any accrued but unpaid dividends and for fractional shares, if any. Any shares of Series A Preferred so converted shall be retired and cancelled and shall not be reissued, and the Company (without the need for shareholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Shares accordingly.

     (d) Payment of Certain Taxes. The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred pursuant to this Section 2.6. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Preferred so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

     (d) Liquidation. In the event of a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Shares.

RESOLVED FURTHER, that the President of the Company is hereby authorized and directed to make, execute and file for record with the office of the Minnesota Secretary of State a proper Certificate Fixing the Rights and Privileges of the Preferred Shares setting forth the foregoing resolutions as required by law, and to pay or cause to be paid all fees in connection therewith.

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